Exhibit 3.2

ASI AVIATION, INC.

RESTRICTED STOCK UNIT AGREEMENT

(Vesting Upon Performance Threshold)

THIS RESTRICTED STOCK Unit AGREEMENT (the “Agreement”) is made effective as of November 26, 2019, by and between ASI Aviation, Inc., a Nevada corporation (the “Company”), and James Silvester (the “Recipient”).

1. Issuance of Shares.

1.1 Issuance. Company hereby agrees to issue and Recipient agrees to accept an award consisting of 500,000 Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Common Stock (in the aggregate, the “Shares”) of the Company, as provided herein. The Restricted Stock Units shall be eligible for vesting under this Agreement only upon the achievement of the performance goal set forth on Attachment A hereto.

1.2 Vesting. Except as otherwise provided herein, provided that the Recipient remains as an officer, director or consultant (each, a “Service Provider”) of the Company, the applicable vesting date, and further provided that the performance goal set forth in Attachment A has been satisfied, the Restricted Stock Units will vest in accordance with the following schedule (the period during which restrictions apply, the “Restricted Period”):

Vesting Date	Percentage/Number of Restricted Stock Units That Vest
The closing date (the “Closing Date”) of the acquisition specified in Attachment A.	100%; 500,000 shares

1.3 The foregoing vesting schedule notwithstanding, if the Recipient’s service to the Company terminates prior to a Vesting Date set forth above as a result of the Recipient’s death, Permanent Disability or retirement, 100% of the unvested Restricted Stock Units shall immediately vest on the date of the Recipient’s termination of Continuous Service.

1.4 The foregoing vesting schedule notwithstanding, upon the occurrence of a Change in Control, 100% of the unvested Restricted Stock Units shall immediately vest as of the date of the Change of Control.

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2. Settlement of Restricted Stock Units. Promptly following the applicable Vesting Date, the Company shall (a) issue and deliver to the Recipient the number of shares of Common Stock equal to the number of vested Restricted StockUnits; and (b) enter the Recipient’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Recipient.

3. Securities Law Compliance. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Director with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

4. Special Provisions.

4.1 Stockholder Rights. The Recipient shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

4.2 Market Stand-Off Agreement. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the 1933 Act, including the Company’s initial public offering, Recipient shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Shares without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters not to exceed 180 days (or such longer period, not to exceed 18 days after the expiration of the 180 day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Rule 472(f)) (the “Lock-up Period”). This Section 4.2 shall only remain in effect for the two-year period following the effective date of the Company’s initial public offering. In the event of any stock dividend, stock split, recapitalization, or other change affecting the Company’s outstanding Common Stock effected without receipt of consideration, then any new, substituted, or additional securities distributed with respect to the Shares shall be immediately subject to the provisions of this Section 4.2, to the same extent the Shares are at such time covered by such provisions.

4.3 Stop Transfer. In order to enforce the provisions of Section 4.2, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable standoff period.

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5. Transfer Restrictions. Subject to any exceptions set forth in this Agreement, during the Restricted Period and until such time as the Restricted Stock Units are settled and shares of Common Stock underlying the Restricted Stock Units are issued, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Recipient. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Recipient and all of the Recipient’s rights to such units shall immediately terminate without any payment or consideration by the Company.

6. Definitions.

As used herein, “Change of Control” means:

(i) a sale or transfer of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company or (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of the capital stock of the Company;

(ii) any merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such transaction, the stockholders of the Company immediately prior thereto do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the power to elect directors of the surviving or resulting entity after such transaction; or

(iii) the consummation of the acquisition of a majority of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

As used herein, “Permanent Disability” means: the inability of Recipient to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

7. Miscellaneous.

7.1 No Employment or Service Contract. Nothing in this Agreement shall confer upon Recipient any right to continue in the service of the Company (or any parent or subsidiary corporation of the Company) for any period of time or restrict in any way the rights of the Company (or any parent or subsidiary corporation of the Company) or Recipient to terminate the Service Provider status of Recipient at any time for any reason whatsoever, with or without cause.

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7.2 Tax Liability. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Recipient’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any Shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Director’s liability for Tax-Related Items.

7.3 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with a nationally recognized courier service, upon receipt of confirmation of delivery from the transmitting machine if sent by facsimile or upon deposit in the United States mail, certified, postage prepaid and addressed to the party entitled to such notice, at the address or facsimile number indicated below such party’s signature line on this Agreement or at such other address and facsimile number as such party may designate by ten days advance written notice as specified herein to all other parties to this Agreement.

7.4 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition.

7.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with regard to the subject matter hereof.

7.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, as such laws are applied to contracts entered into and performed in such State, without regard for conflicts of law principles.

7.7 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. The rights and obligations of Recipient under this Agreement may only be assigned with the prior written consent of Company.

7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

7.9 Facsimile and Electronic Signatures. This Agreement may be executed and delivered by facsimile or electronic transmission, upon such delivery, the facsimile will be deemed to have the same effect as if the original signature had been delivered to the other party.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first indicated above.

ASI AVIATION, inc.

By	/s/ Brajnandan B. Sahay
Name:	Dr. Brajnandan B. Sahay
Title:	Chief Executive Officer

Address:

Facsimile:

RECIPIENT

/s/James Silvester
James Silvester

Address:

Facsimile:

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Attachment A

ASI Aviation, Inc. Restricted Stock Unit Agreement

Performance Goals

Eligibility for receipt of stock grant (subject to vesting schedule set forth in the Agreement) is subject to the Company attaining the following performance goal:

The consummation of the Company’s first acquisition.

Expected target company: JetX Aerospace, LLC

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